EXHIBIT 99.1

               PSI INDUSTRIES EXITS ANCILLARY FILM & PHOTOGRAPHIC
               BUSINESS; ALSO DISCOVERS ACCOUNTING IRREGULARITIES

BOCA RATON, Fla., July 6 /PRNewswire/ -- PSI Industries, Inc. (OTC Bulletin
Board: PSII - news) maker of the Message Camera plus(TM), and distributor film and photographic supplies, today announced for the period ending June 30, 1999 the Company expects to take a very significant charge against earnings. This charge is a result of a recent International Trade Commission (the "ITC") ruling that prohibits the sale of single use cameras, and, therefore, causes a severe devaluation of PSI's Inventory.

In addition, the management of PSI has elected to exit the ancillary distribution business and will record certain one-time charges and reserve related to the disposal of that inventory.

The management has also discovered certain accounting irregularities, which will necessitate additional charges against income. The Board of Directors has established an independent committee to further investigate these irregularities.

The total amount of the charges, which is believed to be material, has not yet been determined. Timely disclosure will be made when the amount of charges can be calculated.

PSI intends to focus it full attention to the manufacturing, marketing and sales of its camera business, which features The Message Camera plus(TM) series, a line of 35mm cameras with battery and flash, fully loaded with 400 speed high definition MESSAGE Film which places a different fun message, logo or design on the bottom of each photo exposure. The Message Camera plus(TM) is marketed toward both retail and premium distribution.

The Message Camera plus(TM) is available in 28 Occasion Specific Events, each having 24 exposures and each exposure having a different pre exposed design and message on the bottom of every photo. Available Event Cameras: Happy Birthday, Wedding, It's A Boy, It's A Girl, Party, Baby's First Birthday, Baby Shower, Bridal Shower, Friendship, Bar - Bat Mitzvah, Pet Dog, Pet Cat, Fishing, Golf, Soccer, Boating, Little League, Sports, New York, California, San Francisco, Florida, Hawaii, Las Vegas, Graduation, Halloween, Seasons Greetings, New Years Millennium.

SOURCE: PSI INDUSTRIES, INC.